Exhibit 10.1
Employment and Consulting Agreement

This Employment and Consulting Agreement (this "Agreement") is made and entered into this 16th day of July, 2015, by and between Alicia Williams Young, an individual (the "Advisor"), and GlyEco, Inc., a Nevada corporation (the "Company").

WHEREAS, Company is in the business of collecting and recycling waste glycol.

WHEREAS, Advisor has accounting and operational knowledge useful to the Company.

WHEREAS, Company desires to engage Advisor, and Advisor desires to be engaged by the Company.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Advisor hereby agree as follows:

1. Engagement; Services. Subject to the terms and conditions of this Agreement, Company hereby engages Advisor, and Advisor hereby accepts such engagement to perform the duties set forth in Exhibit A attached to this Agreement (the “Services”).

2. Compensation

A.
RATE. In consideration for full performance of the Services during the Term (as defined below), Company will pay to Advisor compensation at the rate set forth in Exhibit B attached to this Agreement (the “Compensation”). Payments of the Compensation will be made pursuant to Exhibit B.

B.
EXPENSES. Additionally, Company will reimburse Advisor for expenses preapproved in writing that are incurred while this Agreement exists. Advisor shall submit written documentation and receipts where available itemizing the expenses incurred. Company shall pay Advisor the amounts due pursuant to submitted reports within 30 days of receipt of such preapproved expense reports.

3. Term. Subject to the provisions for termination hereinafter provided, Advisor’s engagement shall commence on July 6, 2015 (“the Effective Date”) and continue until September 30, 2015.

4. Ownership of Inventions. Advisor agrees and acknowledges that all discoveries, concepts, and ideas, including, without limitation, improvements, processes, know-how, methods, apparatuses and formulae, and any notes, records, drawings, and designs related thereto (collectively, the “Inventions”), whether patentable or copyrightable (or in any way protectable as intellectual property) which are conceived, made, or discovered by Advisor, solely or in collaboration with others, or which become known to Advisor by means of any undertaking, investigation, or experiment arising out of or relating to Advisor’s responsibilities as an Advisor or agent of Company during the period of this Agreement are the sole property of Company. In addition, any Inventions which constitute copyrightable subject matter are “works made for hire” as that term is defined in the United States Copyright Act. Advisor will assign (or cause to be assigned), and does hereby assign fully to Company, all Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Advisor will assist Company, or its designee, at Company’s expense, in every proper way to obtain, secure, maintain, extend, and enforce Company’s rights in the Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to Company of all pertinent information and data with respect to the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company will deem necessary or advisable in order to apply for and obtain, secure, maintain, extend, and enforce such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Inventions, and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Advisor’s obligation to execute, or cause to be executed, when it is in Advisor’s power to do so, any such instrument or papers will continue after the expiration or termination of this Agreement.

5. Confidentiality. In the course of performing the Services, the parties recognize that Advisor may come in contact with or become familiar with information that the Company or its subsidiaries or affiliates may consider confidential (the “Confidential Information”). This information may include, but is not limited to, trade secrets, technology and other proprietary confidential information of or used by the Company, any of its subsidiary or parent corporations or related entities, or the Company’s agents, including, without limitation, any financial and technical information, information relating to acquisition targets, markets, products, services, formulas, processes, techniques, practices, procedures, designs, research, data, plans, ideas, and know-how, and information about customers, suppliers and business relationships, which information may be of value to a competitor. Advisor agrees (i) to keep Confidential Information confidential and not to discuss or disclose it to anyone other than appropriate Company personnel or their designees, except as compelled by law pursuant to a final order of a court of competent jurisdiction, in which case Advisor must first notify Company and seek confidential treatment of the Confidential Information before disclosure, (ii) not to use any Confidential Information for any reason or purpose other than to perform the Services rendered to Company under this Agreement, and (iii) to take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any person or entity other than Company and its subsidiaries.  Confidential Information does not include information which Advisor can show: (i) is a part of the public domain through rightful means; (ii) was rightfully in Advisor’s possession prior to the time of disclosure by the Company as evidenced by Advisor’s written records; or (iii) is being used or was used or disclosed by Advisor with the prior written consent of the Company. Advisor’s obligations under this Agreement with respect to the Confidential Information will survive the expiration or termination of this Agreement and will continue for as long as the Company’s information remains Confidential Information.

6. Non-Retention of Materials.  Prior to the termination of this Agreement, Advisor will deliver to the Company, and not keep or deliver to any other, all passwords and other written materials of a confidential or proprietary nature relating to the Company and its business and assets (including, without limitation, the business and assets of any subsidiary of the Company), which are in Advisor’s possession or under Advisor’s control. Advisor will not retain any copies, duplications, reproductions, or excerpts of the foregoing materials. Advisor is permitted to retain materials that may be used as a defense in the event of a lawsuit initiated by a shareholder.

7. Termination.  This agreement may not be terminated by either party prior to the expiration of the Term.

8. Notice.  Any notice or communication permitted or required by this Agreement shall be in writing and will be deemed duly given and received: (i) if personally delivered, on the date of delivery; (ii) if mailed, three days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below; (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, addressed as follows:

If to Company:                      GlyEco, Inc.
Attn: Legal Department
4802 E. Ray Road, Ste. 23-408
Phoenix, AZ 85044

If to Advisor                         Alicia Williams Young
4802 E. Ray Road, Ste. 23-408
Phoenix, AZ 85044

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

9.  Miscellaneous.

9.1. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

9.2. Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Advisor and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by the Company or the Advisor of any of its rights or obligations hereunder, and such assignment is expressly prohibited.

9.3. Governing Law, Severability. This Agreement shall be governed by the laws of the State of Arizona. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which (including a facsimile thereof) shall be deemed an original, but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Company
GLYECO, Inc., a Nevada corporation
By: /s/ David Ide

Print Name: David Ide

Date: July 17, 2015

Advisor

By: /s/ Alicia Williams Young

Print Name: Alicia Williams Young

Date: July 17, 2015

EXHIBIT A

SERVICES

July 6, 2015 – August 15, 2015 (or filing date of the 10-Q for Q2’15, whichever is later)

Advisor will hold the position of Chief Financial Officer. Advisor will be primarily responsible for the preparation and filing of the Form 10-Q for the second quarter of the 2015 fiscal year. Advisor will assist in the transition to a new audit firm, if needed. In addition, Advisor will train and prepare staff to perform tasks previously performed by the Advisor prior to the Effective Date.

August 15, 2015 – September 30, 2015

Advisor will hold the position of Consultant. Advisor will be responsible for responding to questions related to accounting activities. Advisor will provide guidance on the performance of accounting activities as requested, but will not perform any accounting functions. In addition, Advisor will provide IT support to assist in the deployment and maintenance of technologies across the organization, as needed.

Advisor may agree to perform additional services beyond the scope set forth above. Such performance does not constitute a waiver of the right to refuse to perform the same, if requested to do so again.

EXHIBIT B

COMPENSATION

Advisor will be compensated as follows for performing the Services during the term of this Agreement:

•
All stock options, and warrants that have been granted to the Advisor, and are vested by the termination date of this Agreement, will be exercisable by the Advisor for one year following the end of the Term.

•
Thirty thousand (30,000) shares of restricted stock upon successful completion of the Services delineated in Exhibit A, with a share price of $0.15 (the share price at the Effective Date of this Agreement).

July 6, 2015 – August 31, 2015

•	$10,000 per month, for full-time work each week, paid as an employee on a biweekly basis: 7/17/15 ($4,153.84), 7/31/15 ($4,615.38), 8/14/15 ($4,615.38), 8/28/15 ($4,615.38) and 9/11/15 ($4,615.38).

September 1, 2015 – September 30, 2015

•	$7,500 per month, for no more than 30 hours of work per week, paid as an independent contractor on a monthly basis on the last day of each month: 9/30/15

•	Hours in excess of the 30 per week will be billed at $250 per hour